ANNEX B

 Annex B is hereby amended and supplemented as follows:

60-Day Trading History

Trade Date	Ordinary Shares Purchased/(Sold)*	Weighted Average Price Per Share	Name of Entity
06-27-2025	688,638	1.6731	Axian Telecom
06-30-2025	398,296	1.7895	Axian Telecom

*	The Reporting Persons beneficially own ADSs, each representing two Ordinary Shares, and do not own any Ordinary Shares. For the purposes of this Schedule 13D, the Reporting Persons have illustrated their ownership and trading history in Ordinary Shares.